   As filed with the Securities and Exchange Commission on May 5, 1999.
                                                      Registration No. 333-66901
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              RITE AID CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                     5912                   23-1614034

     (State or other           (Primary Standard         (I.R.S. Employer
     Jurisdiction of              Industrial            Identification No.)
    Incorporation or          Classification Code
      Organization)                 Number)

                               ----------------

                              Rite Aid Corporation
                                 30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                                Elliot S. Gerson

          Executive Vice President, General Counsel and Secretary
                              Rite Aid Corporation
                                 30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                With a Copy to:
                          Morgan, Lewis & Bockius LLP
                                101 Park Avenue
                            New York, New York 10178
                                 (212) 309-6000
                             Attn: Howard A. Kenny

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to completion, dated May 5, 1999.

Prospectus

RITE AID CORPORATION
--------------------------------------------------------------------------------

  Rite Aid Corporation offers to exchange up to $200,000,000 of its 6% Dealer Remarketable Securities, "Drs.", due October 1, 2013, the "Exchange Drs.", for an identical principal amount of its outstanding 6% Drs. due October 1, 2013, the "Restricted Drs.".

The Exchange Drs. will:

  . have the same terms as the Restricted Drs., except the Exchange Drs. will be registered with the Securities and Exchange Commission and you will be able to offer and sell them freely to any potential buyer. This is beneficial to you because the Restricted Drs. are not registered and may not be offered or sold unless they are registered or exempted from registration under federal securities laws.

  . bear interest at 6% per annum until October 1, 2003 accruing from September 22, 1998, the issue date of the Restricted Drs., and provide for payment of interest semi-annually on April 1 and October 1, beginning April 1, 1999.

  . not trade on any securities exchange or through any automated quotation system. No active public market is anticipated.

The exchange offer:

  . expires at 5:00 p.m., New York City time, on         , 1999, unless
    extended.

  . is subject to customary terms and conditions, as specified in this prospectus and the accompanying letter of transmittal.

  The Drs. are subject to mandatory tender, or redemption, on October 1, 2003.

  See "Risk Factors" beginning on page 2 for a discussion of factors you should carefully consider in evaluating an investment in the Drs. offered in this Prospectus.

  We issued the Restricted Drs. in a transaction not requiring registration under the Securities Act and thus their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as holders of the Restricted Drs., requiring us to either provide you with Exchange Drs. registered under the Securities Act or to register your Restricted Drs. for resale. In the event we do not fulfill these obligations, we must make certain penalty interest payments to you, described under "Exchange Offer--Purpose of the Exchange Offer."

  You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are not offering to sell or asking you to buy anything other than the Exchange Drs. We are not offering to sell or asking you to buy anything in any jurisdiction where doing so would be against the law.

  Neither the Securities and Exchange Commission nor any state securities commission has approved the Exchange Drs. nor determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offence.

          , 1999

-----
"Dealer remarketable securities SM" and "Drs. SM" are service marks of J.P. Morgan Securities Inc.

                             TABLE OF CONTENTS

                                                                            Page
                                                                            ----
THE COMPANY................................................................   2
RISK FACTORS...............................................................   2
RECENT DEVELOPMENTS........................................................   3
AVAILABLE INFORMATION......................................................   4
USE OF PROCEEDS............................................................   4
RATIO OF EARNINGS TO FIXED CHARGES.........................................   4
EXCHANGE OFFER.............................................................   5
DESCRIPTION OF THE DRS. ...................................................  12
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS............................  23
PLAN OF DISTRIBUTION.......................................................  26
LEGAL MATTERS..............................................................  27
EXPERTS....................................................................  27

                                  THE COMPANY

   Rite Aid Corporation, incorporated in 1968, is one of the largest retail drugstore chains in the United States. As of February 27, 1999, we operated 3,821 drugstores, which range in size from approximately 7,200 to 20,000 square feet, in 30 eastern, southern and western states and the District of Columbia. We employ over 75,000 associates.

   Pharmacy service forms the core of our business, with prescriptions accounting for 54.2 percent of sales in the fifty-two week period ended February 27, 1999. Our drugstores offer a full selection of health and personal care products, seasonal merchandise and a large private label product line in convenient locations, and a customer-oriented shopping environment. As of February 27, 1999, we had over 1,000 stores with drive-through pharmacy windows, over 260 stores that are open 24 hours per day, and over 1,900 stores with one-hour photo departments. We have added express mail with complementary services and one-hour photo departments to attract new customers and enhance customer loyalty.

   Through our Eagle Managed Care Corp. subsidiary and our recently purchased subsidiary, PCS Health Systems, Inc., one of the largest pharmacy benefit managers, we are engaged in pharmacy benefit management, marketing prescription plans and selling other managed health care services to employers, health plans and their members and government-sponsored employee benefit programs. We purchased PCS, on January 22, 1999.

   On January 7, 1999, we announced an alliance with General Nutrition Companies, Inc., a leader in the fast-growing vitamin and nutritional supplement category. Under the agreement, we will open and operate 1,500 GNC stores-within-a-store in Rite Aid stores across the country. In addition, Rite Aid and GNC will jointly market a new brand of vitamins and mineral supplements; GNC will manufacture certain of Rite Aid's private label vitamins and supplements; and Rite Aid and GNC will jointly operate a co-branded web-site that will feature nutritional information and market their vitamins and minerals.

   On December 12, 1996, we acquired Thrifty PayLess Holdings, Inc., which was one of the largest drugstore retailers in the western United States with over 1,000 stores in 10 states. We have renamed the Thrifty PayLess stores "Rite Aid" and are in the process of remodeling those stores. On August 27, 1997, we completed the purchases of K&B Incorporated and Harco, Inc. K&B operated 186 stores in Louisiana, Alabama, Mississippi, Texas, Tennessee and Florida, and in 1996 was the 13th largest drugstore chain in the U.S. in terms of sales, with sales of $580,000,000. Harco operated 146 stores in Alabama, Mississippi and Florida, and in 1996 was the 17th largest drugstore chain in the U.S. in terms of sales, with sales of $258,000,000. We have renamed all K&B and Harco stores "Rite Aid" and have completed the conversion of the systems and processes of those stores into our systems and processes.

   We are a Delaware corporation. Our principal executive offices are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011 and our telephone number is
(717) 761-2633.

                               RISK FACTORS

   There is a risk associated with our amortization of the goodwill from our purchase of PCS Health Systems, Inc. over 40 years.

   On January 22, 1999, we purchased PCS Health Systems, Inc., one of the largest pharmacy benefit managers in the country. Immediately following this purchase, our balance sheet included an amount designated as "goodwill" that represents 30% of our total assets and 107% of stockholders' equity. Approximately 52% or $1,600,000,000 of this goodwill resulted from our acquisition of PCS, and represents the difference between the price we paid for PCS and the fair value of the tangible and separately measurable intangible net assets of PCS. U.S. generally accepted accounting principles, or GAAP, require us to amortize this goodwill and all other intangible assets over the entire period during which we benefit from these intangible assets. We have determined that this goodwill will benefit us for no less than 40 years. There is a risk that this determination will prove to have been incorrect and we will be amortizing this goodwill over too long a period. If we have done this, our earnings reports for the periods immediately following the acquisition will be overstated, and, in later years, we will be burdened with a continuing charge against earnings without a corresponding benefit to income. If we determine in a later year that we are no longer receiving the benefit of this goodwill, we may have to write off the remaining goodwill in that year, resulting in a reduction in earnings for that fiscal year. We and our independent accountants have reviewed the anticipated cash flow and all other factors considered when we determined the cost we were willing to incur to purchase PCS. We concluded that anticipated future cash flows associated with the intangible assets acquired when we purchased PCS will continue indefinitely. We have found no persuasive evidence that we will deplete any material portion of these intangible assets in less than 40 years. However, we can give no assurance that this determination will prove to be correct.

                              RECENT DEVELOPMENTS

   On March 12, 1999, we announced that our preliminary estimate for fully diluted earnings per share for the fourth quarter would be approximately $0.30 to $0.32 as compared to the then existing First Call analysts' consensus estimates of $0.52 per share. Subsequent to our March 12 announcement, several purported class action lawsuits were commenced against Rite Aid, Martin Grass, our Chairman, Chief Executive Officer and a director, Timothy Noonan, our President, Chief Operating Officer and a director, Franklin Brown, our Vice Chairman and a director, and Frank Bergonzi, our Senior Executive Vice President and Chief Financial and Accounting Officer in the United States District Court for the Eastern District of Pennsylvania. The plaintiffs in these suits allege that we failed to make prompt public disclosure of matters mentioned in our March 12 announcement that affected our results for the fourth quarter and seek to recover damages on behalf of all purchasers of our common stock between December 14, 1998 and March 11, 1999. On April 18, 1999, the court approved a stipulation among counsel that, among other things, provided for consolidation of these suits. We intend to deny the material allegations in these complaints and to defend these actions vigorously.

   On March 29, 1999, we announced our unaudited financial results for the fourth quarter and year ended February 27, 1999. For the fourth quarter ended February 27, 1999, sales increased 11.7 percent to $3,565,300,000 from $3,190,600,000 for the same period in fiscal 1998. Prescription revenue accounted for 53.8 percent of drugstore sales for the quarter, and third party prescription revenues represented 86.1 percent of pharmacy sales. Net income was $73,000,000, a decrease from $119,700,000 for the same period in fiscal 1998. Diluted earnings per shares decreased to $.28 versus $.44 for the comparable period of fiscal 1998.

   Revenues for the fiscal year ended February 27, 1999, rose 11.9 percent to $12,731,900,000 from $11,375,100,000 in fiscal 1998. Prescription revenue was
54.2 percent of drugstore sales, and third party prescription revenue accounted for 85.4 percent of pharmacy sales. We recorded a charge for store closings and other costs of $289,700,000, $176,900,000 after tax. Net income was $158,000,000 or $.60 per diluted share, a decrease from $316,400,000 or $1.22 per diluted share for fiscal 1998. Excluding the store closing charge, diluted earnings per share were $1.27.

                             AVAILABLE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act, relating to the Exchange Drs. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

   We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy the registration statement and any other document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Documents filed by us with the SEC are identifiable by our commission file number, 1-5742.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose information to you by referring you to those documents. These incorporated documents contain business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the exchange offer expires:

  . Annual Report on Form 10-K for the year ended February 28, 1998;

  . Quarterly Reports on Form 10-Q for the quarters ended May 30, 1998,
    August 29, 1998 and November 28, 1998 and

  . Current Reports on Form 8-K dated November 17, 1998, January 19, 1999, February 9, 1999 and March 17, 1999.

   We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus by reference. We will also provide copies of any exhibits to such documents that are specifically incorporated by reference in such documents. Requests for such copies should be directed to Investor Relations, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, telephone number (717) 761-2633, Ext. 5362.

                                USE OF PROCEEDS

   We will receive no proceeds from the exchange of Drs.

                       RATIO OF EARNINGS TO FIXED CHARGES

   We have calculated the ratios of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and that portion of rental expense which is representative of the interest factor in these rentals.

                                          Thirty-nine        Fiscal Year
                                          Weeks Ended  ------------------------
                                          November 28,
                                              1998     1998 1997 1996 1995 1994
                                          ------------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges.......     1.57     2.91 2.56 3.08 3.78 1.66

                                 EXCHANGE OFFER

Purpose of the Exchange Offer

   We initially sold the Restricted Drs. in a private offering on September 22, 1998 to J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated pursuant to a purchase agreement dated September 17, 1998 between us and them. These "initial purchasers" of the Restricted Drs. resold them to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act and outside the United States in accordance with the provisions of Regulation S under the Securities Act.

   In connection with the private offering of the Restricted Drs., we entered into an exchange and registration rights agreement dated September 22, 1998, with the initial purchasers, in which we agreed, among other things:

  . to file with the SEC on or before December 21, 1998, a registration statement relating to an exchange offer for the Restricted Drs.;

  . to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before March 22, 1999;

  . upon the effectiveness of the registration statement, to offer the holders of the Restricted Drs. the opportunity to exchange their Restricted Drs. for a like principal amount of Exchange Drs.;

  . to keep the exchange offer open for not less than 30 days or longer, if required by applicable law, after notice of the exchange offer is mailed to holders of Restricted Drs.; and

  . to use our reasonable best efforts to complete the exchange offer on or before April 21, 1999.

   We are making the exchange offer to satisfy your registration rights under the exchange and registration rights agreement. During any periods that we are not in compliance with our obligations, we must pay you, as a holder of outstanding Restricted Drs., penalty interest at a rate of .50% per annum, determined daily.

   We strongly encourage you to read the entire text of the exchange and registration rights agreement, which is included as Exhibit 4.3 to the exchange offer registration statement. We expressly qualify all discussion of the exchange and registration rights agreement by the terms of the agreement itself.

Effect of the Exchange Offer

   Based on several no-action letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any Exchange Drs. issued to you in the exchange offer without registration of your Exchange Drs. or of a prospectus, if

  . you are acquiring the Exchange Drs. in the ordinary course of your business;

  . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Drs.;

  . you are not an affiliate of Rite Aid as defined in Rule 405 under the Securities Act; and

  . you are not a broker-dealer who acquired Restricted Drs. as a result of market-making activities or other trading activities.

   If you are an affiliate of Rite Aid or an initial purchaser, or if you have any arrangement or understanding with any person to participate in a distribution of the Exchange Drs.:

  . you will not be able to rely on the interpretations of the staff of the SEC in connection with any offer for resale, resale or other transfer of Exchange Drs.; and

  . you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the Exchange Drs.

   Each broker-dealer that receives Exchange Drs. for its own account in exchange for Restricted Drs. it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of its Exchange Drs. See "Plan of Distribution." This will not be an admission by the broker-dealer that it is an underwriter within the meaning of the Securities Act. See "Plan of Distribution."

Terms of the Exchange Offer

  . We will accept all Restricted Drs. validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You should read "--Expiration Date; Extensions; Amendments" below for an explanation of how the expiration date may be amended.

  . We will issue and deliver $1,000 principal amount of Exchange Drs. in exchange for each $1,000 principal amount of outstanding Restricted Drs. accepted in the exchange offer. Holders may exchange some or all of their Restricted Drs. in denominations of $1,000 and integral multiples of $1000.

  . By tendering Restricted Drs. in exchange for Exchange Drs. and by signing the letter of transmittal, you will be representing that, among other things:

    . any Exchange Drs. you receive will be acquired in the ordinary course of your business;

    . you have no arrangement or understanding with any person to participate in the distribution of the Exchange Drs.; and

    . you are not an affiliate, as defined in Rule 405 under the Securities
      Act, of Rite Aid, or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  . We are sending this prospectus and the letter of transmittal to all registered holders of Restricted Drs. as of the close of business on , 1999.

  . We are not conditioning the exchange offer upon the tender of any minimum amount of Restricted Drs.

  . We have provided for customary conditions, which we may waive in our discretion. See "--Conditions to the Exchange Offer."

  . We may accept tendered Restricted Drs. by giving oral or written notice to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Exchange Drs. from us and delivering them to you.

  . You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Restricted Drs. We will pay all charges and expenses in connection with the exchange offer other than taxes specified under "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time, on     ,
1999, unless we, in our sole discretion, extend it. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement. We may also accept all properly tendered Restricted Drs. as of the expiration date and extend the expiration date in respect of the remaining outstanding Restricted Drs.

   We may, in our sole discretion,

    . amend the terms of the exchange offer in any manner;

    . delay acceptance of, or refuse to accept, any Restricted Drs. not previously accepted;

    . extend the exchange offer; or

    . terminate the exchange offer.

   We will give prompt notice of any amendment to the registered holders of the Restricted Drs. If we materially amend the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law.

Procedures for Tendering

   Only a holder of Restricted Drs. may tender them in the exchange offer. To tender in the exchange offer, you must:

    . complete, sign and date the letter of transmittal or a facsimile of it,

    . have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

    . mail or otherwise deliver an original or facsimile of the letter of transmittal and other required documents to the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date.

   Prior to the expiration date, the exchange agent must receive a timely confirmation of a book-entry transfer of tendered Restricted Drs. into its account at the Depository Trust Company, "DTC", as required by the procedures for book-entry transfer as provided for in this prospectus and in the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

   Any financial institution that is a participant in DTC's system may make book-entry delivery of the Restricted Drs. by causing DTC to transfer the Restricted Drs. into the exchange agent's account in accordance with DTC's procedures. Although book-entry transfer into the exchange agent's account at DTC will effect delivery of Restricted Drs., you must deliver an original or facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at its address set forth under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

   Delivery of documents to DTC in accordance with DTC's procedures does NOT constitute delivery to the exchange agent.

   The tender by a holder of Restricted Drs. will constitute an agreement between the holder, Rite Aid and the exchange agent in accordance with the terms and subject to the conditions specified in this prospectus and in the letter of transmittal. If a holder tenders less than all the Restricted Drs. held, the holder should fill in the amount of Restricted Drs. being tendered in the appropriate box on the letter of transmittal. The exchange agent will deem the entire amount of Restricted Drs. delivered to it to have been tendered unless the holder has indicated otherwise.

   The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent prior to the expiration date. Do not send your letter of transmittal or other required documents to us.

 Signature Requirements and Signature Guarantee

   You must arrange for an "eligible institution" to guarantee the signatures on a letter of transmittal or a notice of withdrawal. The following are "eligible institutions":

  . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

  . a commercial bank or trust company having an office or correspondent in the United States or

  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

A signature guarantee is not required with respect to Restricted Drs. tendered for the account of an eligible institution.

   If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign or endorse any required documents, they should indicate the capacity in which they are signing, and unless waived by us, submit evidence satisfactory to us of their authority to act as fiduciary or representative together with the letter of transmittal.

Conditions to the Exchange Offer

   We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered Restricted Drs. in our sole discretion. Our determination will be final and binding. We may reject any and all Restricted Drs. which are not properly tendered or any Restricted Drs. of which our acceptance would, in the opinion of our counsel, be unlawful. We also may waive any irregularities or conditions of tender as to particular Restricted Drs. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of Restricted Drs. within the time we determine.

   Although we intend to notify tendering holders of defects or irregularities with respect to tenders of Restricted Drs., neither we nor anyone else has any duty to notify these holders. Neither we nor anyone else shall incur any liability for failure to give this notification. Your Restricted Drs. will not be deemed tendered until you have cured or we have waived any irregularities. As soon as practicable following the expiration date, the exchange agent will return any Restricted Drs. that we reject due to improper tender or otherwise unless you cure all defects or irregularities or we waive them.

   We reserve the right in our sole discretion:

  . to purchase or make offers for any Restricted Drs. that remain outstanding subsequent to the expiration date;

  . to terminate the exchange offer, as set forth in "--Conditions to the Exchange Offer"; and

  . to the extent permitted by applicable law, to purchase Restricted Drs. in the open market, in privately negotiated transactions or otherwise.

The terms of purchases or offers by us may differ from the terms of the exchange offer.

   We will not be required to accept for exchange, or to issue Exchange Drs. for, any Restricted Drs., and we may terminate or amend the exchange offer before the acceptance of Restricted Drs. if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied:

  . the exchange offer, or the making of any exchange by a holder of Restricted Drs., violates applicable interpretations of the SEC staff;

  . any person shall have initiated or threatened an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer; or

  . any legislative or regulatory body shall have adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the exchange offer.

   If we determine that we may terminate the exchange offer for any of these reasons, we may:

  . refuse to accept any Restricted Drs. and return any Restricted Drs. that have been tendered to the tendering holders,

  . extend the exchange offer and retain all Restricted Drs. tendered prior to the expiration date of the exchange offer, subject to the rights of the holders of the tendered Restricted Drs. to withdraw their Restricted Drs., or

  . waive the termination event with respect to the exchange offer and accept the properly tendered Restricted Drs. that have not been withdrawn.

If we determine that this waiver constitutes a material change in the exchange offer, we will promptly disclose the change in a manner reasonably calculated to inform the holders of the change and we will extend the exchange offer to the extent required by law.

   We may assert or waive any of these conditions in our complete discretion.

Book-Entry Transfer

   The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Restricted Drs. at DTC. Subject to the establishment of these accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Restricted Drs. by causing DTC to transfer them into the exchange agent's account with respect to the Restricted Drs. The institution must do this in accordance with DTC's Automated Tender Offer Program procedures for book-entry transfer. However, the exchange agent will only exchange the tendered Restricted Drs. after a timely confirmation of their book-entry transfer into the exchange agent's account, and timely receipt of an Agent's Message and any other documents required by the letter of transmittal.

   The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that

  . DTC has received an express acknowledgment from a participant tendering
    Restricted Drs.,

  . the participant has received the letter of transmittal and agrees to be bound by its terms, and

  . Rite Aid may enforce the agreement against the participant.

   Although you may effect delivery of Restricted Drs. through DTC into the exchange agent's account at DTC, you must provide the exchange agent with a completed and executed letter of transmittal with any required signature guarantee and all other required documents prior to the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the letter of transmittal to the exchange agent within the time period provided. Delivery of documents to DTC without confirmation or compliance does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

   If you wish to tender your Restricted Drs. and (1) cannot deliver the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) cannot complete the procedure for book-entry transfer on a timely basis, you may instead effect a tender if:

  . you make the tender through an eligible institution;

  . prior to the expiration date, the exchange agent receives from the eligible institution (1) an original or facsimile of the properly completed and duly executed letter of transmittal and (2) notice of guaranteed delivery by facsimile transmittal, mail or hand delivery specifying the name and address of the holder and the principal amount of the Restricted Drs. tendered, stating that the tender is being made, and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, a confirmation of a book-entry transfer into the exchange agent's account at DTC and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent receives confirmation of a book-entry transfer into its account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

   The exchange agent will provide you a form of notice of guaranteed delivery upon request.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw tendered Restricted Drs. at any time before 5:00 p.m., New York City time, on the expiration date.

   To do so, you must provide the exchange agent with a written or facsimile transmission notice of withdrawal prior to 5:00 p.m., New York City time, on the expiration date.

   Any notice of withdrawal must

  . identify the Restricted Drs. to be withdrawn including the principal amount of these Restricted Drs. and the name and number of the account at DTC to be credited; and

  . be signed by you in the same manner as the original signature on your letter of transmittal, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of the withdrawn Restricted Drs. into your name.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. We will not deem any properly withdrawn Restricted Drs. to be validly tendered for purposes of the exchange offer and will not issue Exchange Drs. with respect to them unless the holder of the properly withdrawn Restricted Drs. validly retenders them. You may retender withdrawn Restricted Drs. by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

Exchange Agent

   We have appointed Harris Trust and Savings Bank, which also acts as the trustee under the indenture, as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. You should direct all communications with the exchange agent, including requests for assistance or for additional copies of this prospectus or of the letter of transmittal as follows:

 Facsimile Transmission      By Hand/Overnight           By Registered or
        Number:                  Delivery:               Certified Mail:
                              Harris Trust and           Harris Trust and
                                Savings Bank               Savings Bank
     (For Eligible            c/o Harris Trust           c/o Harris Trust
   Institutions Only)             Company                    Company
     (212) 701-7636             of New York                of New York
                               88 Pine Street             P.O. Box 1010
                                 19th Floor            Wall Street Station
                             New York, NY 10005      New York, NY 10268-1010

     For General Information and to Confirm Receipt of Facsimile by Telephone:
                                  (212) 701-7624

   Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Fees and Expenses

   We will bear all expenses of the exchange offer. We are making the principal solicitation describing to the exchange offer by mail. Our officers and regular employees and our affiliates may also make solicitations in person, by telegraph, telephone or facsimile transmission.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket costs and expenses and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Restricted Drs. and in handling or forwarding tenders for exchange.


Transfer Taxes

   We will pay any transfer taxes applicable to the exchange of Restricted Drs. in response to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of Restricted Drs. in response to the exchange offer, then the amount of these transfer taxes, whether imposed on the registered holder of the Drs. or any other person, will be payable by the tendering holder. For example, the tendering holder will pay transfer taxes, if:

  . Exchange Drs. for principal amounts not tendered, or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Restricted Drs. tendered; or

  . tendered Restricted Drs. are registered in the name of any person other than the person signing the letter of transmittal.

   If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from them with your letter of transmittal, we will bill you for the amount of these transfer taxes directly.

Accounting Treatment

   We will record the Exchange Drs. at the same carrying value as the Restricted Drs., which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will capitalize the expenses of the exchange offer for accounting purposes. We will classify these expenses as prepaid expenses and include them in other assets on our balance sheet. We will amortize these expenses over the period until October 1, 2003, the remarketing date.

Consequences of a Failure to Exchange Restricted Drs.

   Holders of Restricted Drs. who do not tender them in the exchange offer will continue to hold their Restricted Drs. and will be entitled to all the rights, under the indenture. By making the exchange offer, we will satisfy our obligation to provide you with Exchange Drs. and register your Restricted Drs. for resale.

   All untendered Restricted Drs. will continue to be subject to the restrictions on transfer set forth in the indenture. Accordingly, after the completion of the exchange offer, you will only be able to offer for sale, sell or otherwise transfer untendered Restricted Drs. as follows:

  . to us;

  . in connection with a registration statement that has been declared effective under the Securities Act;

  . for so long as the Restricted Drs. are eligible for resale under to Rule
    144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer within the meaning of Rule 144A, that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

  . in connection with offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act; or

  . under any other available exemption from the registration requirements of the Securities Act.

   The tender and acceptance in the exchange offer of Restricted Drs. could adversely affect the liquidity of the trading market for any untendered Restricted Drs.

                            DESCRIPTION OF THE DRS.

   The form and terms of the Exchange Drs. are the same as the form and terms of the Restricted Drs. except that the Exchange Drs. will have been registered under the Securities Act and thus will not bear legends restricting their transfer as required by the Securities Act. The Restricted Drs. have been, and the Exchange Drs. are to be, issued under an indenture, dated as of September 22, 1998, between Rite Aid and Harris Trust and Savings Bank, as trustee.

   Title of Securities:                     6% Dealer Remarketable Securities
   Principal amount being offered:          $200,000,000
   Maturity Date:                           October 1, 2013
   Remarketing Dealer:                      J.P. Morgan Securities, Inc.
   Remarketing Date:                        October 1, 2003
   Interest Rate to October 1, 2003:        6%
   Interest Rate from October 1, 2003 to    A fixed rate to be determined by the
    October 1, 2013:                        Remarketing Dealer based on bids
                                            requested from dealers in Rite Aid's
                                            publicly traded debt.
   Interest payment dates:                  April 1 and October 1

   The Drs. are limited to $200,000,000 in aggregate principal amount. The Restricted Drs. are, and the Exchange Drs. will be, unsecured obligations of Rite Aid and will rank equally with all our other unsecured and unsubordinated obligations. We will issue the Exchange Drs. only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000.

   The Exchange Drs. will bear interest from the last payment date on which interest was paid on the Restricted Drs. surrendered in exchange for the relevant Exchange Drs. If we have paid no interest on the Restricted Drs., the Exchange Drs. will bear interest from September 22, 1998. We will pay interest to the persons in whose name the Exchange Drs. are registered on the applicable record date, which is the fifteenth calendar day immediately preceding the related Interest Payment Date.

   The Drs. will mature on October 1, 2013. However, if the Remarketing Dealer elects to remarket the Drs., then you must tender the Drs. to the Remarketing Dealer, for purchase at 100% of their principal amount on October 1, 2003 on the terms and conditions described in this prospectus. See "--Mandatory Tender of Drs.; Remarketing." If the Remarketing Dealer does not elect to exercise its right to a mandatory tender of the Drs., or for any reason does not purchase all of the Drs. on October 1, 2003 then you must tender to us, and we must repurchase, any Drs. that have not been purchased at 100% of their principal amount plus accrued interest, if any. See "--Repurchase." In any event, we may redeem the Drs. on October 1, 2003 on the terms described under "--Redemption."

   We will issue the Exchange Drs. in the form of one or more registered global securities. These will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. See "--Book-Entry System."

   Although the United States federal income tax treatment of the Drs. is not certain, the terms of the Drs. provide that Rite Aid and all holders of the Drs. agree to treat the Drs. as fixed rate debt instruments that mature on October 1, 2003 for United States federal income tax purposes. See "United States Federal Income Tax Considerations."

Mandatory Tender of Drs.; Remarketing

   The following description sets forth the terms and conditions of the remarketing of the Drs., if the Remarketing Dealer elects to purchase the Drs. on October 1, 2003 for remarketing.

 You will be required to tender the Drs. on October 1, 2003

   If the Remarketing Dealer gives notice to us and the trustee on a Business Day not later than five Business Days before October 1, 2003 of its intention to purchase all of the Drs. for remarketing, all outstanding Drs. will be automatically tendered to the Remarketing Dealer for purchase on October 1, 2003, except in the circumstances described under "--Repurchase" or "-- Redemption" below. We refer to the date of this notice as the "notification date." The purchase price of the Drs. will be 100% of their principal amount. When the Drs. are tendered for remarketing, the Remarketing Dealer may remarket the Drs. for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. Alternatively the Remarketing Dealer may sell the Drs. by soliciting bids from J.P. Morgan Securities Inc. and four other leading dealers of Rite Aid's publicly-traded debt securities acceptable to both J.P. Morgan Securities Inc. and Rite Aid. The "Reference Corporate Dealer" submitting the lowest firm committed bid would then purchase the Drs.

   If the Remarketing Dealer elects to remarket the Drs., then from and including October 1, 2003 to but excluding October 1, 2013, the Drs. will bear interest at the interest rate determined as described below. The obligation of the Remarketing Dealer to purchase the Drs. on October 1, 2003 is subject to several conditions set forth in the remarketing agreement between Rite Aid and the Remarketing Dealer. In addition, the Remarketing Dealer may terminate the remarketing agreement upon the occurrence of certain events set forth in the remarketing agreement. See "--The Remarketing Dealer." If for any reason the Remarketing Dealer does not purchase all outstanding Drs. on October 1, 2003, then we will be required to repurchase on that date any Drs. that have not been purchased by the Remarketing Dealer at a price equal to their principal amount plus all accrued interest, if any. See "--Repurchase" below.

   The Remarketing Dealer shall determine the interest rate that the Drs. will bear from October 1, 2003 to October 1, 2013 on the third business day immediately preceding October 1, 2003 by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers for firm, committed bids to purchase all outstanding Drs. at the Dollar Price described in the remarketing agreement and below, and by selecting the lowest such firm, committed bid regardless of whether each of the Reference Corporate Dealers actually submits a bid. We refer to the date that the Remarketing Dealer determines the new interest rate as the "Determination Date." The

Reference Corporate Dealer will express each bid in terms of the interest rate to October 1, 2013 that the Drs. would bear, quoted as a spread over 4.93% per annum, the "Base Rate", based on the following assumptions:

  . the Drs. would be sold to the Reference Corporate Dealer on October 1, 2003 for settlement on the same day;

  .  the Drs. would mature on October 1, 2013; and

  . the Drs. would bear interest from October 1, 2003 to maturity at the interest rate bid by the Reference Corporate Dealer, payable semiannually on April 1 and October 1 or, if any such date is not a business day, the next succeeding business day

   The interest rate to maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon the holders of the Drs., Rite Aid and the trustee. The Remarketing Dealer shall have the discretion to select the time at which the interest rate to maturity is determined on the Determination Date.

   The following explains what we mean by the use of certain capitalized terms in the foregoing explanation of the mechanics of the Drs.:

   "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or in the city in which the trustee is located are authorized or obligated by law, executive order or governmental decree to be closed. On the date of the indenture, the trustee is located in Chicago, Illinois.

   "Comparable Treasury Issue" means (1) the United States Treasury security selected in accordance with the remarketing agreement by the Remarketing Dealer as having an actual maturity on the Determination Date or (2) the United States Treasury securities selected by the Remarketing Dealer to derive an interpolated maturity on such Determination Date comparable to the remaining term of the Drs.

   "Comparable Treasury Price" means:

  . the offer price for the Comparable Treasury Issue expressed as a percentage of its principal amount on the Determination Date, as set forth on Telerate Page 500 and adjusted to reflect settlement on October 1, 2003 if prices quoted on Telerate Page 500 are for settlement on any date other than October 1, 2003, or

  . if Telerate Page 500, or any successor page, is not displayed or does not contain such offer prices on the relevant business day, then

    . the average of Reference Treasury Dealer Quotations listed for October 1, 2003, after excluding the highest and lowest of these Reference Treasury Dealer Quotations, unless there is more than one highest or lowest quotation, in which case only one highest and/or lowest quotation shall be excluded, or

    . if the Remarketing Dealer obtains fewer than four Reference Treasury
      Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

The Remarketing Dealer shall have the discretion to select the time at which the Comparable Treasury Price is determined on the Determination Date and the number of Reference Treasury Dealer Quotations, which shall be at least three, to be obtained.

   "Dollar Price" means the discounted present value to October 1, 2003 of the cash flows on a bond:

  . with a principal amount equal to the aggregate principal amount of the initially issued Drs.,

  . maturing on October 1, 2013 and

  . bearing interest from October 1, 2003, payable semi-annually, assuming a 360-day year consisting of twelve 30-day months, on April 1, and October 1 at a rate equal to the Base Rate, using a discount rate equal to the Treasury Rate described below.

   "Reference Treasury Dealer" means the primary U.S. Government securities dealer in The City of New York, which may include the Remarketing Dealer, selected by the Remarketing Dealer.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, for settlement on October 1, 2003, quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

   "Telerate Page 500" means (1) the display designated as "Telerate Page 500" on Dow Jones Markets Limited or any other page as may replace Telerate Page 500 on the service or (2) any other service displaying the offer price specified in the first bullet point of the definition of Comparable Treasury Price as may replace Dow Jones Markets Limited.

   "Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated, on a 30/360 day count basis, yield to maturity on the Determination Date of the Comparable Treasury Issue for value on October 1, 2003, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount and equal to the Comparable Treasury Price.

 Notification of Results; Settlement

   If the Remarketing Dealer has elected to remarket the Drs., then the Remarketing Dealer will notify us, the trustee and DTC by telephone, confirmed in writing, by 5:00 p.m., New York City time, on the Determination Date, of the interest rate the Drs. will bear from October 1, 2003, to October 1, 2013.

   All of the Drs. will be automatically delivered to the account of the trustee by book-entry through DTC, pending payment of their purchase price, on October 1, 2003.

   The Remarketing Dealer will make, or cause the trustee to make, payment to DTC of the purchase price for all of the Drs. tendered by the close of business on October 1, 2003 against delivery through DTC of the Drs. The purchase price of the Drs. will be 100% of their principal amount. If the Remarketing Dealer does not purchase all of the Drs., then we must make payment for all of the Drs. not purchased by the Remarketing Dealer, as described below under "-- Repurchase." In any case, we will make, or cause the trustee to make, payment of interest due on October 1, 2003 to holders of Drs. by book-entry through DTC by the close of business on October 1, 2003.

   The Remarketing Dealer may modify the tender and settlement procedures described above without the consent of the holders of the Drs. to the extent required by DTC or, if the book-entry system is no longer available for the Drs. at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Drs. in certificated form. In addition, the Remarketing Dealer may modify the settlement procedures set forth above in order to facilitate the settlement process without the consent of the holders of the Drs.

   As long as DTC's nominee holds the certificates representing any Drs. in the book-entry system of DTC, no selling beneficial owner will deliver certificates for these Drs. to reflect any transfer of them. effected in the remarketing. In addition, under the terms of the Drs. and the remarketing agreement, we have agreed

  . to use our best efforts to maintain the Drs. in book-entry form with DTC or any successor to DTC and to appoint a successor depository to the extent necessary to maintain the Drs. in book-entry form and

  . to waive any discretionary right to cause the Drs. to be issued in certificated form.

   For further information with respect to transfers and settlement through DTC, see "--Book-Entry System" below.

 Our Agreement with the Remarketing Dealer

   Rite Aid and the Remarketing Dealer have entered into the remarketing agreement which provides for the Drs. to be remarketed substantially on the terms described below and in "--Mandatory Tender of Drs.; Remarketing." The Remarketing Dealer will not receive any fees or reimbursement of expenses from us in connection with the remarketing but will be entitled to reimbursement of out-of-pocket expenses under certain circumstances.

   We have agreed to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the remarketing agreement.

   The remarketing agreement provides:

  . if the Remarketing Dealer elects to remarket the Drs., its obligation to purchase them will be subject to several conditions.

  . that the Remarketing Dealer may terminate the agreement upon the occurrence of events that would customarily give underwriters the right to terminate an underwriting agreement or would give rise to a failure to satisfy a closing condition to an underwriting agreement in Rite Aid's public debt offerings.

  . the Remarketing Dealer may resign, its resignation to be effective ten business days after the delivery to us and the Trustee of notice of its resignation. In which case, we shall have the right, but not the obligation, to appoint a successor Remarketing Dealer.

  As a result, we cannot assure you that the Remarketing Dealer will purchase your Drs. in connection with a mandatory tender. You do not have any rights or claims under the remarketing agreement or against us or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing your Drs. However, if the Remarketing Dealer does not purchase your Drs. on October 1, 2003, we will be required to do so at 100% of their principal amount plus accrued interest, if any. See "--Repurchase."

  The Remarketing Dealer, in its individual or any other capacity, may:

   .  buy, sell, hold and deal in any of the Drs.

  . exercise any vote or join in any action which any holder of Drs. may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement.

  . engage in or have an interest in any financial or other transaction with us as freely as if it did not act in any capacity under the remarketing agreement.

Either we or the Remarketing Dealer will purchase your Drs. on October 1, 2003

   If the Remarketing Dealer for any reason does not purchase all of the Drs. on October 1, 2003, you must tender to us, and we shall repurchase on the Remarketing Date, the Drs. that the Remarketing Dealer has not purchased, at a price equal to 100% of the principal amount of the Drs. plus all accrued and unpaid interest, if any, on those Drs. to but excluding October 1, 2003.

We also have the right to redeem the Drs. on or after October 1, 2003

   If the Remarketing Dealer has elected to remarket the Drs. on October 1, 2003, we may redeem the Drs., in whole but not in part, from the Remarketing Dealer on October 1, 2003, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the Drs. and (2) the Dollar Price, by giving notice of redemption to the Remarketing Dealer:

   .no later than the business day immediately prior to the Determination
Date, or

  . if fewer than three Reference Corporate Dealers timely submit firm, committed bids for all outstanding Drs. to the Remarketing Dealer on the Determination Date, immediately after the deadline set by the Remarketing Dealer for receiving remarketing bids has passed.

   In either case, we shall pay the redemption price for the Drs. in same-day funds by wire transfer on October 1, 2003 to an account designated by the Remarketing Dealer.

   After October 1, 2003, if the Remarketing Dealer has elected to remarket the Drs., we may redeem the Drs. in whole or in part, at our option at any time at a redemption price equal to the greater of

  . 100% of the principal amount of the Drs. or

  . the sum of the present values of the remaining scheduled payments of principal and interest, not including the portion of the payments of interest accrued as of the redemption date, discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate determined on the third business day preceding the redemption date,

  . plus, in each case, accrued and unpaid interest on the Drs. to but excluding the redemption date.

   We will mail notice of any post-remarketing redemption at least 30 days, but not more than 60 days, before the redemption date to each holder of the Drs. to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Drs. or portions of the Drs. called in connection with such redemption.

   "Adjusted Treasury Rate" means:

  . the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity, rounded to the nearest month, corresponding to the remaining life to the maturity, as of the redemption date, of the principal being redeemed, plus

  . 0.20%.

If no maturity set forth under the "Week Ending" heading exactly corresponds to the maturity of this principal, yields for the two published maturities most closely corresponding to the maturity of the principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from these yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

   "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if the statistical release is not published at the time of any determination under the terms of the Drs., then another reasonably comparable index which shall be designated by Rite Aid.

Covenants Applicable to Drs.

 The indenture does not prohibit us from entering into transactions that may adversely affect you

   The indenture does not contain any provisions that permit you to require prepayment in the event of a change in the management or control of Rite Aid. It does not afford you protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Rite Aid that may adversely affect you, except to the limited extent that the covenants described below might affect our ability to consummate these transactions.

   The various restrictive provisions of the indenture apply to Rite Aid and to what the indenture defines as our "Restricted Subsidiaries" but do not apply to what the indenture defines as our "Unrestricted Subsidiaries". In this section, we use the terms "we" and "us" to mean Rite Aid and our Restricted Subsidiaries.

   "Unrestricted Subsidiaries" are those Subsidiaries which are designated as Unrestricted Subsidiaries by our Board of Directors from time to time pursuant to the indenture unless and until designated as Restricted Subsidiaries by the Board of Directors under the indenture).

   "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries.

   A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary at least 99% of the outstanding voting stock of which, except directors' qualifying shares, is owned by us.

   A "Subsidiary" is a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or an entity other than a corporation of which we have, directly or indirectly, the majority ownership and the power to direct the management. (Section 1.01)

   We may not designate an Unrestricted Subsidiary a Restricted Subsidiary if it has any debt that we would not be permitted to incur under the terms of the indenture, immediately after the Unrestricted Subsidiary becomes a Restricted Subsidiary. (Section 10.11(a))

 The indenture limits our right to incur Secured Debt

   We may not incur or guarantee indebtedness secured by any lien, mortgage, pledge or other encumbrance on our property without equally and ratably securing the Drs. This restriction does not apply to permitted encumbrances described in the indenture, including:

   . purchase money mortgage encumbrances existing on property at the time we acquire it,

  .   conditional sales and similar agreements,

  .   the extension, renewal or refunding of any of the foregoing, and

  . any Secured Debt of a Restricted Subsidiary owing to Rite Aid or a Wholly-owned Restricted Subsidiary.

  . other indebtedness secured by encumbrances not otherwise specifically permitted which, together with Attributable Debt respecting existing Sale and Leaseback Transactions, excluding Sale and Leaseback Transactions entered into in respect of property we acquired not more than 24 months prior to the date & Sale and Leaseback Transaction is entered into, and unsecured Funded Debt of Restricted Subsidiaries, excluding unsecured Funded Debt incurred through extension, refund or renewal where Consolidated Funded Debt was not thereby increased and excluding any Funded Debt owed to Rite Aid or a Wholly-owned Restricted Subsidiary, incurred or entered into, as the case may be, after the date of the indenture, would not at the time exceed 20% of the Consolidated Net Tangible Assets of Rite Aid and its Restricted Subsidiaries. (Section 10.10)

   Under the indenture (Section 1.01):

  . "Consolidated Net Tangible Assets" means the total amount of assets on our consolidated balance sheet less applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation after deducting (a) all liabilities and liability items, including amounts in respect of obligations under leases, or guarantees of leases, which under generally accepted accounting principles would be included on the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes and
     (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

  . "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after its date of determination and any indebtedness, regardless of its term, renewable according to its terms or of a revolving credit or similar agreement effective for more than one year after the date of the creation of the indebtedness, which would, in accordance with generally accepted accounting practice, be classified as funded debt, excluding (a) indebtedness for which money in satisfaction of the indebtedness has been deposited in trust, (b) certain guarantees arising in the ordinary course of business and (c) liabilities resulting from capitalization of lease rentals;

  . "Secured Debt" means indebtedness for money borrowed which is secured by a lien or other encumbrance on our property, excluding certain guarantees arising in the ordinary course of business; and

  . "Attributable Debt" means as to any Sale and Leaseback Transaction in the case of a capital lease, the amount of the capital lease obligation thereunder and in all other cases, the present value of the minimum remaining rental obligation discounted at the interest factor included in the rental payment.

 The indenture limits our right to make sales with leases back

   We may not sell or transfer, except to Rite Aid or one or more Wholly-owned Restricted Subsidiaries, any manufacturing plant, warehouse, retail store or equipment owned and operated by us on or after the date of the indenture with the intention that we take back a lease on it, except a lease for a period, including renewals, of not more than 24 months by the end of which period it is intended that the use of the property by the lessee will be discontinued, any such transaction, a "Sale and Leaseback Transaction", except:

  . where we would be entitled under Section 10.10(d) of the indenture to incur additional secured indebtedness not otherwise specifically permitted by the indenture in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction,

  . where the Sale and Leaseback Transaction is entered into in respect of property acquired by us within 24 months of its acquisition or

  . where, within 120 days of entering into the Sale and Leaseback
    Transaction, we apply to the retirement of its Secured Debt an amount equal to the greater of:

    . the net proceeds of the sale of the property leased in the transaction or

    . the fair market value of the property leased.

 The indenture limits the right of Restricted Subsidiaries to incur Funded
 Debt

   The indenture prohibits our Restricted Subsidiaries from becoming liable for any unsecured Funded Debt except where we would be entitled under Section 10.10(d) of the indenture to incur additional secured indebtedness not otherwise specifically permitted by the indenture in an amount equal to such Funded Debt and except for certain extensions, refundings and renewals of Funded Debt and Funded Debt owing to Rite Aid or a Wholly-owned Restricted Subsidiary. (Section 10.08)

 The indenture limits our rights to merge or sell our assets

   We may not merge with or sell our property substantially as an entirety to any other corporation if, as a result, our properties or assets would become subject to a mortgage, lien or other encumbrance which would not be permitted by the indenture, unless the Drs. are equally and ratably secured with these obligations. Any successor entity must be a corporation organized in the United States and assume the payment of the principal and interest on the Drs. and the performance of every covenant under the indenture. Immediately after giving effect to a merger or a consolidation, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 8.01)

   Although the amount of our property that will constitute a sale of the property "substantially as an entirety" is not readily quantifiable, a determination as to whether such a sale has occurred will depend on the percentage of operating and total assets transferred, among other measurements, and other facts and circumstances of the transaction. In any particular transaction, the determination of whether a sale of the property "substantially as an entirety" has occurred will be made by us, and we will give notice of this occurrence to the holders of the Drs. Because of the uncertainty regarding whether a particular sale will constitute a sale of property "substantially as an entirety," holders will not be able to determine for themselves whether such a transaction has occurred and will have to rely on our determination. If such a transaction occurs, the person to whom the "entire" amount of our property is transferred shall enter into a supplemental indenture satisfactory in form to the trustee.

Your consent is required for modification of the indenture

   We can generally only modify the indenture and the rights of the holders with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Drs. However, no modification altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of holders to institute suit for payment or reducing the percentage required for modification will be effective against any holder without his, her or its consent. (Section 9.02)

Events of Default

   Each of the following is an event of default under the indenture:

  . any default in any payment of principal of or premium, if any, upon any Drs. when due;

  . any default for 30 days in any payment of interest on any Drs. when due;

  . any default in the performance of the covenant restricting merger and sale of assets;

  . any default for 60 days after appropriate notice in the performance of any other covenant in the indenture;

  . certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures or instruments under which we may have issued, or by which there may have been secured or evidenced, any other of our indebtedness; or

  . certain events in bankruptcy, insolvency or reorganization.

   If an event of default shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the Drs. then outstanding may declare the principal of the Drs. and any and all accrued interest, to be due and payable.

   The holders of a majority in aggregate principal amount of the Drs. then outstanding may waive any event of default with respect to the Drs. which has been cured. (Sections 5.01, 5.02 and 5.13)

   We will file annually with the trustee a written statement signed by an officer as to the absence of certain defaults under the terms of the indenture. The indenture provides that the trustee may withhold notice to the holders of any default except in payment of principal or premium, if any, or interest if it considers it in the interest of the holders to do so. (Sections 6.02 and 10.13)

   Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the indenture provides that the trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of holders unless the holders shall have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and other rights of the trustee, the indenture provides that the holders of a majority in principal amount of the Drs. then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Sections
5.12 and 6.03)

We may discharge our obligations under the indenture

   The indenture provides us with the option to discharge any and all obligations except for obligations to register the transfer or exchange of Drs., to replace stolen, lost or mutilated Drs., to maintain paying agencies and hold moneys for payment in trust by depositing with the trustee, in trust, money or U.S. government obligations, or both, which through the payment of interest and principal on the deposits in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any, and interest on the relevant Drs. in accordance with the terms of the indenture and the relevant Drs. We may only exercise this option:

  . if we have received from, or there has been published by, the United
    States IRS a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of Drs.,

  . there is no event of default or event which may become an event of default then occurring and

  . our action would not cause any outstanding Drs. to become delisted.
    (Article 12)

   The indenture also provides us with the option to have the occurrence of events described in the fifth bullet point under the heading "--Events of Default" above no longer be events of default and to omit to comply with certain of the covenants described under the heading "--Covenants Applicable to Drs." above. In order to exercise such option:

  . we must deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay principal and premium, if any, and interest on the Drs. in accordance with the terms of the indenture and the Drs.

  . no event of default or event which may become an event of default may have occurred and be continuing on the date of deposit with the trustee, and

  . we must deliver to the trustee an opinion of counsel to the effect that the deposit and related option not to comply with certain covenants will not cause the holders of the Drs. to recognize income, gain or loss for federal income tax purposes. (Article 12)

If we exercise the defeasance option, payment of the Drs. may not be accelerated

   We may exercise the defeasance option notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the Drs. may not be accelerated because of an event of default. If we exercise the covenant defeasance option, payment of the Drs. may not be accelerated by reference to the provisions described in the preceding paragraph. In the event we omit to comply with our remaining obligations with respect to the Drs. under the indenture after exercising the covenant defeasance option and the Drs. are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee could be insufficient to pay amounts due on the Drs. at the time of the acceleration resulting from an event of default. However, we will remain liable in respect of these payments. (Article
12)

Book-Entry System

   We will issue the Exchange Drs. in the form of one or more fully registered global securities that we will deposit with, or on behalf of, DTC and register in the name of DTC's nominee.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its "participants" deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes to participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A number of these "direct participants" and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, including Euroclear and Cedel Bank. The rules applicable to DTC and its participants are on file with the SEC.

   We will make payments of principal of, premium, if any, and interest on the Drs. to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the related payment date in accordance with their respective holdings shown on DTC's records. DTC will credit payments of interest on, premium, if any and principal of the Drs. held through Euroclear or Cedel Bank to the cash accounts of their respective participants in accordance with the relevant system's rules and procedures. Standing instructions and customary practices will govern payments by participants to beneficial owners of the Drs., as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the participant's responsibility and not DTC's, the trustee's or any paying agent's under the indenture, or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee or any paying agent. Disbursement of payments to direct participants is DTC's responsibility, and disbursement of payments to the beneficial owners of the Drs. is the responsibility of direct and indirect participants.

   DTC may decide to discontinue providing its services as securities depository with respect to the Drs. at any time by giving notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, Drs. certificates are required to be printed and delivered.

   None of Rite Aid, the trustee, any paying agent or any registrar for the Drs. will have any responsibility or liability for any aspect of the records maintained by DTC relating to, or payments made on account of beneficial ownership interests in, Drs. represented in global form, or for maintaining, supervising or receiving any records relating to any beneficial ownership interests maintained by DTC.

Concerning the Trustee

   Harris Trust and Savings Bank is the trustee under the indenture and we have appointed them as the initial registrar and paying agent with respect to the Drs.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

   The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Drs. to initial holders purchasing Drs. at their "issue price." The "issue price" of the Drs. is the first price to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Drs. is sold for money. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which could be changed. Any changes may be retroactive.

   Moreover, this discussion deals only with purchasers who hold Drs. as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. It does not address persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Drs. as a hedge against currency risk or as a position in a "straddle," "conversion transaction" or another integrated transaction for tax purposes, or U.S. holders, as defined below, whose functional currency is not the U.S. dollar.

   In addition, this discussion only addresses the U.S. federal income tax consequences of the Drs. for the period ending on October 1, 2003. Although the following discussion does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of Drs., in the opinion of Morgan, Lewis & Bockius LLP, our tax counsel, subject to the qualifications and limitations set out in this section, the discussion below describes the material U.S. federal income tax considerations of an investment in the Drs. to a U.S. holder or, as the case may be, to a non-U.S. holder, as defined below. Opinions of tax counsel have no binding effect or official status of any kind; no assurance can be given that the conclusions set out below would be sustained by a court if challenged by the IRS.

   As used in this section, the term "U.S. holder" means a beneficial owner of Drs. that is, for U.S. federal income tax purposes:

  .an individual citizen or resident of the United States,

  . a corporation created or organized in or under the laws of the United
    States or of any political subdivision of the United States or

  .an estate or trust the income of which is subject to U.S. federal income tax regardless of its source.

As used in this section, the term "non-U.S. holder" means a beneficial owner of Drs. that is, for U.S. federal income tax purposes:

  .a nonresident alien individual,

  .a foreign corporation or

  .a nonresident alien fiduciary of a foreign estate or trust.

   Because the Drs. are subject to mandatory tender to the Remarketing Dealer or repurchase by Rite Aid on October 1, 2003, we intend to treat the Drs. as maturing on October 1, 2003 for U.S. federal income tax purposes and as being reissued on October 1, 2003 should the Remarketing Dealer remarket the Drs. By purchasing the Drs., you agree to follow this treatment for U.S. federal income tax purposes. However, because no debt instrument closely comparable to the Drs. has been the subject of any Treasury regulation, revenue ruling or judicial decision, the U.S. federal income tax treatment of the Drs. is not certain, and our tax counsel is unable to opine that the Drs. should be treated as maturing on October 1, 2003. In addition, we will not seek any ruling on any of the issues discussed below from the IRS. Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the Drs. are uncertain, and we can give you no assurance that the IRS or the courts will agree that the Drs. should be treated as maturing on October 1, 2003. We strongly urge you to consult your own tax advisors regarding the U.S. federal income tax consequences of an investment in the Drs. including alternative characterizations of the Drs. Except where indicated to the contrary, the following discussion assumes that our treatment of the Drs. will be respected for U.S. federal income tax purposes. You should also consult your own tax advisors with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Treatment of the Drs.

   Assuming the characterization of the Drs. set forth above, it is the opinion of our tax counsel that the following tax consequences will result to U.S. Holders.

                            Summary of Tax Treatment

--------------------------------------------------------------------------------
   Exchange Offer       . no gain or loss realized
                        . tacking of holding periods
                        . same basis

--------------------------------------------------------------------------------
   Interest             . taxable as ordinary income

--------------------------------------------------------------------------------
   Sale/Retirement      . excess of amount realized over adjusted basis is
                          capital gain, or
                        . excess of adjusted basis over amount realized is
                          capital loss
--------------------------------------------------------------------------------


 Exchange Offer

   A U.S. holder's exchange of Restricted Drs. for Exchange Drs. will not constitute a taxable event to it. Consequently:

  . no gain or loss will be realized by a U.S. holder upon receipt of an Exchange Drs.;

  . the holding period of the Exchange Drs. will include the holding period of the Restricted Drs. exchanged for them; and

  . the adjusted tax basis of the Exchange Drs. will be the same as the adjusted tax basis of the Restricted Drs. exchanged for them immediately before the exchange.

 Interest Income

   Interest on the Drs. will be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. holder in accordance with its method of accounting for tax purposes.

 Gain or Loss on Sale or Retirement

   When a U.S. holder sells a Drs., or a Drs. is retired, the U.S. holder will recognize gain or loss equal to the difference between the amount realized on the sale or retirement, excluding any amount attributable to accrued interest, which will be taxable as such, and the adjusted tax basis of the Drs. in the hands of the U.S. holder. The adjusted tax basis of the Drs. generally will equal the U.S. holder's cost, reduced by the principal payments previously received with respect to the Drs. Gain or loss on sale or retirement of a Drs. will be capital gain or loss.

Alternative U.S. Federal Income Tax Treatment

   As discussed above, we can give no assurance that the IRS will agree with, or that a court will uphold, our treatment of the Drs. as maturing on October 1, 2003 and as thereafter being reissued should the Drs. be remarketed, and it is possible that the IRS could assert another characterization. In particular, the IRS could seek to treat the Drs. as maturing on October 1, 2013. Because of the possible remarketing and reset, if the Drs. were treated as maturing on October 1, 2013, then Treasury regulations relating to contingent payment debt obligations would apply. In which case, the timing and character of income on the Drs. would be significantly affected. Among other things, U.S. holders, regardless of their usual method of tax accounting, would be required to accrue income annually as original issue discount, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on the Drs. in a taxable year. In addition, the Treasury's contingent payment debt regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to the Drs. generally would be treated as ordinary interest income, and any loss realized generally would be treated as ordinary loss to the extent of the U.S. holder's ordinary income inclusions with respect to the Drs. Any remaining loss generally would be treated as capital loss.

   In addition, the IRS could, in connection with the treatment of the Drs. as a contingent payment debt instrument maturing on October 1, 2013, treat the holder of the Drs. as receiving consideration from the Remarketing Dealer, in effect, an option premium, in exchange for the Remarketing Dealer's right to require mandatory tender of the Drs., in which case the issue price of the Drs. would be increased by an equal amount. Under that characterization, upon the sale of a Drs. other than through the mandatory tender, the IRS could take the position that the gain or loss with respect to the mandatory tender right and the gain or loss with respect to the debt instrument must be separately determined, in which case any deemed loss with respect to the mandatory tender right would be treated as capital loss, and a corresponding amount of additional ordinary income would be recognized by the U.S. holder on the sale of the debt instrument. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

   We strongly urge you to consult your tax advisors regarding the U.S. federal income tax consequences of an investment in the Drs.

Treatment of Non-U.S. Holders

   It is the opinion of our tax counsel that, subject to the discussion of backup withholding tax below, a non-U.S. holder will not be subject to withholding of U.S. federal income tax on payments of principal of, premium, if any, or interest including (i) original issue discount and (ii) accruals, and gain treated as interest income, under the contingent payment debt regulations, if any, on a Drs., unless the non-U.S. holder owns actually or constructively 10% or more of the total combined voting power of our stock, is a controlled foreign corporation related to us through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. Sections 871(h) and 881(c) of the Code require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the Drs., or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, a "Financial Institution", and that is holding the Drs. on behalf of the beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Drs. is not a U.S. person. In general, for payments made on or prior to December 31, 1999, this requirement will be fulfilled if the beneficial owner of a Drs. certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and any Financial Institution holding the Drs. on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received this statement from the beneficial owner and furnishes the withholding agent with a copy of the statement received.

   Generally, a non-U.S. holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of a Drs., provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder. Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

   The Drs. will not be includable in the estate of a non-U.S. holder unless the individual is a direct or indirect 10% or greater shareholder of Rite Aid or, at the time of the individual's death, payments in respect of the Drs. would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Information Reporting and Backup Withholding

   You may be subject to backup withholding tax at the rate of 31% of the interest and other "reportable payments", including, under certain circumstances, principal payments and sales proceeds, paid with respect to the Drs. if, in general, you fail to comply with certain certification procedures and you are not an exempt recipient under applicable provisions of the Code.

   On October 6, 1997, the Treasury Department issued new regulations which make modifications to the withholding tax, backup withholding tax and information reporting rules described above. The regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. We urge you to consult your own tax advisors regarding these new regulations.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives Exchange Drs. for its own account by accepting the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these Exchange Drs. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Drs. received in exchange for Restricted Drs. where the Restricted Drs. were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of its Exchange Drs.

   We will not receive any proceeds from any sale of Exchange Drs. by broker-dealers. Broker-dealers may sell from time to time Exchange Drs. they receive for their own account pursuant to the exchange offer

   . in one or more transactions in the over-the-counter market,

   . in negotiated transactions,

   . through the writing of options on the Exchange Drs. or

   . a combination of these methods of resale.

Broker-dealers may sell at

   . market prices prevailing at the time of resale,

   . prices related to prevailing market prices or

   . negotiated prices.

   Any broker-dealer may resell directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of the Exchange Drs. Any broker-dealer that resells Exchange Drs. that were it received for its own account by accepting the exchange offer and any broker or dealer that participates in a distribution of the Exchange Drs. may be an "underwriter" within the meaning of the Securities Act. Any profit on any underwriter's resale of Exchange Drs. and any commission or concessions received by any underwriter may be underwriting compensation under the Securities Act. The letter of transmittal states that, a broker-dealer does not admit that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus.

   For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Drs., other than commissions or concessions of any broker-dealers and will indemnify the holders of the Drs., including any broker-dealers, against liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Morgan, Lewis & Bockius LLP will pass upon the validity of the Exchange Drs. for us.

                                    EXPERTS

   The consolidated financial statements of the Company and its subsidiaries as of February 28, 1998 and March 1, 1997 and for each of the years in the three-year period ended February 28, 1998 and the related financial statement schedule, have been incorporated by reference into this prospectus and registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

   With respect to the unaudited interim financial information of the Company and subsidiaries for the periods ended May 30, 1998, August 29, 1998 and November 28, 1998, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended May 30, 1998, August 29, 1998 and November 28, 1998, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of PCS Holding Corporation and Subsidiaries included in our Form 8-K dated January 19, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Rite Aid has not authorized any person to give any information or make any representations other than those contained in this prospectus, and, if given or made, you must not rely on any such information or representations as having been authorized by Rite Aid. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Rite Aid since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                               ----------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             Rite Aid Corporation

                               ----------------

                                  PROSPECTUS

                               ----------------

             Offer to Exchange 6% Dealer Remarketable SecuritiesSM
                                  ("Drs.SM")
                                 Due 2013 for
                               6% Drs. Due 2013

                                      , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

   Registrant's Restated Certificate of Incorporation and By-Laws provide Registrant will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is the legal representative is or was a director or officer of Registrant or is or was serving at the request of Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by Registrant to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Registrant to provide broader indemnification rights than said law permitted Registrant to provide prior to such amendment). The indemnity may include all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of Registrant and shall inure to the benefit of such person's heirs, executors and administrators.

   Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under
Section 174 (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. Registrant's Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit, and provide that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify offices and directors against such liability. Registrant's Restated Certificate of Incorporation allows Registrant to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. Registrant has obtained liability coverage, which includes coverage to reimburse Registrant for amounts required or permitted by law to be paid to indemnify directors and officers.

   The foregoing summary of the Delaware General Corporation Law, Registrant's Restated Certificate of Incorporation and Registrant's By-Laws is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and by reference to the relevant provisions of Registrant's Restated Certificate of Incorporation and the relevant provisions of Registrant's By-Laws.

Item 21. Exhibits and Financial Statement Schedules

   (a) The following exhibits, as required by Item 601 of Regulation S-K, are filed as part of this Registration Statement (previously filed except where otherwise indicated):

   4.1   Indenture, dated as of September 22, 1998, by and among Rite Aid
         Corporation and Harris Trust and Savings Bank, as Trustee.
   4.2   Remarketing Agreement, dated as of September 22, 1998, between Rite
         Aid Corporation and J.P. Morgan Securities Inc., as Remarketing
         Dealer.
   4.3   Exchange and Registration Rights Agreement, dated as of September 22,
         1998, by and among Rite Aid Corporation, J.P. Morgan Securities Inc.,
         Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.
         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the
   5     securities being registered.
   8     Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.
   12    Statement re Computation of Ratio of Earnings to Fixed Charges.
   15*   Letter re Unaudited Interim Financial Information.
   23.1  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5).
   23.2  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8).
   23.3* Consent of KPMG LLP.
   23.4* Consent of Ernst & Young LLP
   24    Powers of Attorney.
         Statement of Eligibility of Harris Trust and Savings Bank, as Trustee,
   25    on Form T-1.
   99.1  Form of Letter of Transmittal respecting the offer to exchange 6%
         Dealer remarketable securities due 2013 which have been registered under the Securities Act for 6% Dealer remarketable securities due
         2013.
   99.2  Form of Notice of Guaranteed Delivery.

--------
* Filed herewith.

  (b) Financial Statement Schedules:

    Financial Statement Schedules filed herewith:

       None applicable.

Item 22. Undertakings.

   (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the provisions described under Item 20 or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a co-registrant of expenses incurred or paid by a director, officer or controlling person of such co-registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, Commonwealth of Pennsylvania on May 5, 1999.

                                          RITE AID CORPORATION

                                         /s/ Martin L. Grass
                                          By:
                                             ----------------------------------

                                                  Martin L. Grass

                                             Chairman of the Board and Chief
                                                 Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                      Title                  Date

        /s/ Martin L. Grass          Chairman of the            May 5, 1999
                                      Board and Chief
-----------------------------------   Executive Officer
          Martin L. Grass             (Principal
                                      Executive Officer)

       /s/ Timothy J. Noonan         President, Chief           May 5, 1999
                                      Operating Officer
-----------------------------------   and Director
         Timothy J. Noonan

       /s/ Frank M. Bergonzi         Executive Vice             May 5, 1999
                                      President
-----------------------------------   and Chief Financial
         Frank M. Bergonzi            and Accounting
                                      Officer (Principal
                                      Financial and
                                      Accounting Officer)

       /s/ Franklin C. Brown         Vice Chairman of the       May 5, 1999
                                      Board and Director
-----------------------------------
         Franklin C. Brown

                                     Director
-----------------------------------
        William J. Bratton

                 *                   Director                   May 5, 1999
-----------------------------------
            Alex Grass

                 *                   Director                   May 5, 1999
-----------------------------------
         Leonard I. Green

                 *                   Director                   May 5, 1999
-----------------------------------
        Nancy A. Lieberman

                 *                   Director                   May 5, 1999
-----------------------------------
          Philip Neivert

                 *                   Director                   May 5, 1999
-----------------------------------
         Leonard N. Stern

                 *                   Director                   May 5, 1999
-----------------------------------
       Preston Robert Tisch

                 *                   Director                   May 5, 1999
-----------------------------------
         Gerald Tsai, Jr.

    /s/ Frank M. Bergonzi
-----------------------------------
         Attorney in Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
 4.1     Indenture, dated as of September 22, 1998, by and among Rite Aid
         Corporation and Harris Trust and Savings Bank, as Trustee.
 4.2     Remarketing Agreement, dated as of September 22, 1998, between Rite
         Aid Corporation and J.P. Morgan Securities Inc., as Remarketing
         Dealer.
 4.3     Exchange and Registration Rights Agreement, dated as of September 22,
         1998, by and among Rite Aid Corporation, J.P. Morgan Securities Inc.,
         Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.
         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the
 5       securities being registered.
 8       Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.
 12      Statement re Computation of Ratio of Earnings to Fixed Charges.
 15*     Letter re Unaudited Interim Financial Information.
 23.1    Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5).
 23.2    Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8).
 23.3*   Consent of KPMG LLP.
 23.4*   Consent of Ernst & Young LLP.
 24      Powers of Attorney.
         Statement of Eligibility of Harris Trust and Savings Bank, as Trustee,
 25      on Form T-1.
 99.1    Form of Letter of Transmittal respecting the offer to exchange 6%
         Dealer remarketable securities due 2013 which have been registered under the Securities Act for 6% Dealer remarketable securities due
         2013.
 99.2    Form of Notice of Guaranteed Delivery.

--------
* Filed herewith